Exhibit 99.1

StockerYale Extends Offer in Cash Takeover Bid

for Virtek Vision International

Bid extended to August 25, 2008

Virtek shareholders to receive cash in weeks from StockerYale versus unknown timeframe and many conditions in any other known deals with other parties

Alternative enhanced offer made to Virtek Board for acquisition of Virtek in friendly transaction

SALEM, N.H. – August 14, 2008 — StockerYale, Inc. (NASDAQ: STKR) today announced that it has extended the expiry time for its cash takeover bid for Virtek Vision International Inc. to 11:59 p.m. (Toronto time) on August 25, 2008, unless extended. The StockerYale takeover bid would provide Virtek shareholders with significant cash value in late August or early September, as opposed to exposure to an unknown time frame and conditions beyond Virtek’s control in any other transaction.

In addition, on Monday, August 11, 2008, Virtek filed an application with the Ontario Securities Commission (OSC) in which they questioned whether StockerYale has sufficient funds to finance the bid price, consisting of CDN$0.70 per Common Share tendered to the bid and an additional cash payment of CDN$0.10 per Common Share within 60 days after StockerYale obtains 100% of the outstanding Virtek Common Shares. StockerYale does not agree with Virtek’s view and is extending the expiry time of the takeover bid while it is engaged in discussions with the OSC to resolve this issue. StockerYale will not take up any shares tendered under the offer until it resolves this issue with the OSC.

StockerYale also announced that on Friday, August 8, 2008, StockerYale submitted an alternative written offer to the Board of Directors of Virtek that would provide higher value to Virtek shareholders. This written offer to Virtek’s Board of Directors does not affect the takeover bid in any way at this time. StockerYale’s written offer to the Virtek Board of Directors contemplates the acquisition of all of the Common Shares for CDN$0.80 cash per share plus shares of common stock of StockerYale in a negotiated transaction. StockerYale is currently in discussions with Virtek and its advisors regarding this written offer.

Mark Blodgett, StockerYale’s President and Chief Executive Officer said, “While we continue to pursue our takeover bid, we are also interested in pursuing a friendly transaction with Virtek’s Board of Directors. We intend to complete the acquisition of Virtek and feel that a negotiated transaction would better serve all parties’ interests.” Mr. Blodgett continued, “StockerYale has always been clear with Virtek’s Board and shareholders that it is interested in a negotiated transaction, and in June we publicly announced that we would pay more in a negotiated transaction than we would in a takeover bid transaction.”

Furthermore, on Monday, August 11, 2008, MMCAP Int’l Inc. SPC, a Virtek shareholder that previously executed a lock-up agreement with StockerYale in connection with the takeover bid, informed StockerYale that it exercised its right to terminate the lock-up agreement.

How to tender your shares to StockerYale:

Shareholders wishing to tender their shares to StockerYale are encouraged to contact The Laurel Hill Advisory Group, toll free at 1-888-211-2293.

About StockerYale

StockerYale, Inc., headquartered in Salem, New Hampshire, is an independent designer and manufacturer of structured light lasers, LED modules, and specialty optical fibers for industry leading OEMs. In addition, the company manufactures fluorescent lighting products and phase masks. The Company serves a wide range of markets including the machine vision, industrial inspection, defense, telecommunication, sensors, and medical markets. StockerYale has offices and subsidiaries in the U.S., Canada, and Europe. For more information about StockerYale and their innovative products, visit the Company’s web site at www.stockeryale.com.

SAFE HARBOR STATEMENT

This release contains forward-looking statements, which address a variety of subjects including, for example, the likelihood that the proposed transaction will be consummated; the expected benefits of the transaction, the expected financial contribution of Virtek, the expected synergies to occur and the expansion of capabilities expected to occur as a result of the proposed transaction. All statements other than statements of historical fact, including without limitation, those with respect to StockerYale’s goals, plans, expectations and strategies set forth herein, are forward-looking statements. The following important factors and uncertainties, among others, could cause actual results to differ materially from those described in these forward-looking statements: StockerYale’s ability to reach agreement with Virtek, the final terms of any agreement may differ from StockerYale’s initial offer and Virtek’s and StockerYale’s ability to obtain all necessary approvals and consents to complete the proposed transaction; StockerYale’s ability to achieve the synergies and value creation contemplated by the proposed transaction; StockerYale’s ability to promptly and effectively integrate the businesses of Virtek and StockerYale; and the diversion of management time on transaction-related issues. StockerYale’s success, including its ability to improve its cash position, expand its operations and revenues, lower its costs, improve its gross margins, become and sustain profitability, reach its long-term objectives and operate optimally, depends on its ability to execute on its business strategy and the continued and increased demand for and market acceptance of its services; global economic conditions, especially in the technology and medical industries; demand for our clients’ products; StockerYale’s management may face strain on managerial and operational resources as they try to oversee the expanded operations; StockerYale may not be able to expand its operations in accordance with its business strategy; StockerYale’s cash balances may not be sufficient to allow StockerYale to meet all of its business and investment goals; StockerYale may experience difficulties integrating technologies, operations and personnel in accordance with its business strategy; StockerYale derives a significant portion of its revenue from a small number of customers and the loss of any of those customers could significantly damage StockerYale’s financial condition and results of operations; StockerYale frequently sells to its customers on a purchase order basis rather than pursuant to contracts with minimum purchase requirements, and therefore its sales and the amount of projected revenue that is actually realized are subject to demand variability; risks inherent with conducting international operations; and increased competition and technological changes in the markets in which StockerYale competes. For a detailed discussion of cautionary statements that may affect StockerYale’s future results of operations and financial results, please refer to StockerYale’s filings with the Securities and Exchange Commission, including StockerYale’s most recent Annual Report on Form 10-KSB and Quarterly Reports on Form 10-Q. Forward-looking statements represent management’s current expectations and are inherently uncertain. We do not undertake any obligation to update forward-looking statements made by us.

Contact:

The Piacente Group, Inc.

Sanjay M. Hurry, 212-481-2050

Investor Relations Counsel, StockerYale

sanjay@tpg-ir.com